Exhibit 99.1

CYPRESS SEMICONDUCTOR CORPORATION SENDS LETTER TO BOARD OF

DIRECTORS OF INTEGRATED SILICON SOLUTION, INC.

SAN JOSE, Calif., May 29, 2015 — Cypress Semiconductor Corp. (NASDAQ: CY) today announced that it sent the following letter to the Board of Directors of Integrated Silicon Solution, Inc.

May 29, 2015

Jimmy S.M. Lee

Executive Chairman

Scott D. Howarth

President and Chief Executive Officer

Integrated Silicon Solution, Inc.

1623 Buckeye Drive

Milpitas, California 95035

Messrs. Lee and Howarth,

On behalf of Cypress Semiconductor Corporation (“Cypress”), I am writing to formally convey our proposal to acquire 100% of the outstanding shares of common stock of Integrated Silicon Solution, Inc. (“ISSI”) for $20.25 per share in cash. The board of directors of Cypress has approved this proposal. Our proposal is superior to the $20.00 per share sale price ISSI announced earlier today.

Also attached herewith are clean and marked versions of the draft Agreement and Plan of Merger between Cypress and ISSI (the “Merger Agreement”). The marked version highlights the changes we made to the draft Merger Agreement that you delivered on May 21, 2015. We have also enclosed a side letter (the “Side Letter”) that outlines certain commitments that Cypress is prepared to make in connection with obtaining regulatory approvals.

Given that our proposal is financially superior, has significantly less closing risk than the consortium’s proposal (e.g., CFIUS, Taiwan divestitures), and has no financing risk or conditions, Cypress asks that your board of directors immediately determine that the terms of the attached Merger Agreement constitute a “Superior Proposal” under the terms of the Agreement and Plan of Merger, dated March 12, 2015, by and between ISSI and Uphill Investment Co. (as amended, the “Uphill Merger Agreement”).

While we have invested significant time and effort in due diligence over the past 10 days, we must express frustration as to the slow pace at which we were given access to the data room as well as the slow pace at which documents were posted. As we have now been shut out of the data room, we request that our access to the data room be restored as quickly as possible in order to finalize our due diligence, which we expect to complete within five days, assuming full cooperation.

Cypress’s revised proposal is a “Superior Proposal” for several reasons:

•	The per share merger consideration being offered by Cypress is $0.25 higher than the merger consideration proposed by the consortium, leading to far greater value for the stockholders of ISSI.

•	The attached Merger Agreement does not contain any financing conditions and includes a representation and warranty by Cypress that it will have all the funds available as and when needed to consummate the merger.

•	As the merger positions Cypress to innovate and compete with full service global memory chip manufacturers, this is a pro-competitive merger between complementary companies. Notwithstanding the pro-competitive nature of the merger, we have taken additional steps to address any concerns as to our ability to consummate the transaction. In an effort to put any potential regulatory concerns to rest (even though we believe none should exist), Cypress is willing to execute the Side Letter concurrently with the execution of the Merger Agreement. The Side Letter commits Cypress to license ISSI’s SRAM intellectual property for up to three years on a royalty-free basis and to offer related assistance to any replacement supplier(s) identified by an ISSI SRAM customer or distributor. Thus, unlike the provisions relating to the far more daunting CFIUS and Taiwan regulatory issues in the Uphill Merger Agreement, Cypress is not limiting its commitment to a maximum dollar amount. Therefore, this proposal addresses any and all regulatory concerns.

You should also note that we have deleted from the attached Merger Agreement your suggested provision that, concurrently with the execution of the Merger Agreement, Cypress pays to ISSI an amount equal to $19,168,150, which amount represents the fee payable by ISSI to Uphill Investment Co. in connection with ISSI’s termination of the Uphill Merger Agreement. Cypress is under no obligation to pay ISSI’s termination fee and the deletion of this provision is not relevant to the determination of whether Cypress’s proposal is a “Superior Proposal.” Your payment of the termination fee will have no effect whatsoever on the amount being paid to ISSI’s stockholders under the terms of the Merger Agreement (i.e., ISSI’s stockholders will receive the same consideration — $20.25 per share — regardless of whether ISSI or Cypress pays ISSI’s termination fee). Cypress accepts that it will acquire ISSI with less cash at closing, but Cypress need not pre-fund your obligations. As this has no impact on the value received by your stockholders, it should have no relevance to your evaluation of our proposal.

In light of the fact that the attached version of the Merger Agreement clearly constitutes a “Superior Proposal” as defined in the Uphill Merger Agreement, we believe that the ISSI board of directors has no choice but to conclude as such, thereby triggering ISSI’s obligation to notify Uphill Investment Co. that it has come to the determination that Cypress’s proposal is a “Superior Proposal” and to provide Uphill Investment Co. with a copy of the attached Merger Agreement as required under Section 6.5(c)(i)(C) of the Uphill Merger Agreement. We look forward to hearing from you no later than 5:00 p.m. Pacific Time on Sunday, May 31, 2015 that ISSI’s board of directors concurs with this assessment.

Notwithstanding anything to the contrary contained herein, nothing in this letter constitutes a binding obligation of Cypress to proceed with or consummate a transaction. Any transaction between Cypress and ISSI will be subject to approval by our board of directors and the execution by Cypress of the Merger Agreement and other acceptable definitive agreements. As we said two weeks ago, we would have preferred to participate in your sale process, but were surprisingly not contacted. As such, we are simultaneously releasing this letter and the attachments to the public as we believe that it is in the best interest of ISSI and its stockholders to have full information regarding our proposal.

We look forward to working with you toward completion of a successful transaction. If you have any questions regarding our proposal, please contact our bankers at Greenhill & Co.

Sincerely,

T.J. Rodgers

Forward-Looking Statements

This press release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s offer to acquire ISSI, the Company’s financing of the proposed transaction, regulatory matters, and that the Company’s acquisition proposal constitutes a superior proposal under the terms of the Consortium Merger Agreement. Statements including words such as “believes,” “expects,” “will,” “look forward” or similar expressions are forward-looking statements. Because these statements reflect the Company’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties that may affect the Company’s business or future financial results. These risks include, among others, risks associated with the economy; conditions in the overall semiconductor market; acceptance and demand for the Company’s products; technological and development risks; legal and regulatory matters and other competitive factors. Risks and uncertainties related to the proposed acquisition of ISSI include, among others, the ultimate outcome of any possible transaction between the Company and ISSI, including the possibilities that the Company will not pursue a transaction with ISSI and that ISSI will reject a transaction with the Company; the risk that if ISSI’s board of directors agrees to negotiate a definitive acquisition agreement with the Company and the Company and ISSI enter into a definitive agreement with respect to the proposed transaction, that ISSI’s stockholders do not approve the proposed transaction; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; uncertainties as to the timing of the proposed transaction; competitive responses to the proposed transaction; the risk that regulatory or other approvals required for the proposed transaction are not obtained or are obtained subject to conditions that are not anticipated; the risk that other conditions to the closing of the proposed transaction are not satisfied; costs and difficulties related to the closing of the proposed transaction and the integration of ISSI’s businesses and operations with Cypress’s businesses and operations; the inability to obtain or delays in obtaining anticipated cost savings and synergies from the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; litigation relating to the proposed transaction;

the inability to retain key personnel, customers and suppliers; and any changes in general economic and/or industry specific conditions. Additional factors that could cause future results or events to differ from those the Company expects are those risks discussed under Item 1A., “Risk Factors,” in Cypress’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014, Cypress’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2015, and other reports filed by Cypress with the Securities and Exchange Commission. Please read the “Risk Factors” and other cautionary statements contained in these filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise. As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and Cypress’ financial condition and results of operations could be materially adversely affected.

About Cypress

Cypress (NASDAQ: CY) delivers high-performance, high-quality solutions at the heart of today’s most advanced embedded systems, from automotive, industrial and networking platforms to highly interactive consumer and mobile devices. With a broad, differentiated product portfolio that includes NOR flash memories, F-RAM™ and SRAM, Traveo™ microcontrollers, the industry’s only PSoC® programmable system-on-chip solutions, analog and PMIC Power Management ICs, CapSense® capacitive touch-sensing controllers, and Wireless BLE Bluetooth® Low-Energy and USB connectivity solutions, Cypress is committed to providing its customers worldwide with consistent innovation, best-in-class support and exceptional system value. To learn more, go to www.cypress.com.

Cypress, the Cypress logo, PSoC and CapSense are registered trademarks and F-RAM and Traveo are trademarks of Cypress Semiconductor Corp. All other trademarks are property of their owners.

Contact Information:

Thad Trent

EVP Finance & Administration and CFO

(408) 943-2925

Joseph L. McCarthy

Director Corporate Communications

(408) 943-2902